PAKISTAN 100 RS.

ONE HUNDRED RUPEES

# Agreement

This agreement is made and executed at Islamabad on 15th day of May 2009.

**BETWEEN**

**Averox,** (Hereinafter called the party 01) of the **ONE PART.**

**AND**

**Averox Telecom,** (Hereinafter called the party 02) of the **OTHER PART.**

**WHEREAS** the party No.01 and party 02 have agreed to fulfill the following terms and conditions:-

1. That Mr. Salman Mahmood is the representative of Party 01 and Party 2 and he is the authorized person for all transactions on behalf of Party 01 and Party 2.

2. That all transactions (mentioned in Para 1) carried out by Mr. Salman Mahmood on behalf of Party 01 and Party 2 shall have no element of personal use or gain of whatsoever and will solely be part of Party 1 and Party 2 official transactions.

Averox Telecomunication L.L.C. ★ United Arab Emirates ★

**Party No.01** ______________________

Averox

**Party No.2** ______________________

Averox Telecom